Exhibit 99.1

News Release

7007 Pinemont Drive
Houston, Texas 77040 USA
Contact:
Gary D. Owens
Chairman, President & CEO
TEL: 713.986.4444
FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2005 RESULTS

Company Receives $7.6 Million Contract for Permanent Subsea Reservoir Characterization System

Company Announces Purchase of Remaining 3% Stake in its Russian Operation

Houston, Texas – December 20, 2005 – OYO Geospace (NASDAQ: OYOG) today announced net income of $2.5 million, or $0.44 per diluted share, on revenues of $72.8 million for its fiscal year ended September 30, 2005. This compares with a net income of $6.0 million, or $1.05 per diluted share, on revenues of $63.5 million for the prior year. The company noted that its revenues for fiscal year 2004 include a performance bonus of $3.6 million related to the successful operation of a permanent seismic reservoir characterization system sold in fiscal year 2002. In addition, the fiscal year 2004 results include a $0.8 million tax benefit resulting from the reversal of a deferred tax valuation allowance, and a $0.5 million tax benefit resulting from a change in the estimate for previously unrecognized tax deductions.

For the fourth quarter ended September 30, 2005, OYO Geospace recorded sales of $13.1 million and a net loss of $(565,000), or $(0.10) per diluted share. For the comparable period last year, the company recorded sales of $15.9 million and a net income of $510,000, or $0.09 per diluted share. The loss for fiscal year 2005 fourth quarter was driven by lower sales and the under-absorption of fixed manufacturing costs.

“Although fiscal year 2005 saw a much improved demand for our seismic exploration products, our seismic business continues to suffer short term fluctuations as evidenced by our lower fourth quarter sales. We began the fourth quarter with a very low backlog; however, our backlog has improved substantially over the course of the quarter. While demand for our seismic exploration products continues to show strength, we saw a significant slowdown in deliveries of our seismic reservoir products in fiscal year 2005. In this regard, the threat of Hurricane Rita impacted us in the fourth quarter, causing us to shut down our operations for five days near the end of September and also affected our suppliers especially hard. As a consequence, we were unable to deliver a $1.1 million slimhole seismic system scheduled for shipment in September. The system was subsequently delivered in October, 2005,” Owens continued.

“For the year, we experienced significant growth from our Russian and Canadian operations. Our Russian operation especially contributed to the year’s performance with a 60% increase in revenues and a 124% increase in operating profits compared with the prior fiscal year. Additional capital investments are planned for our Russian operation, and it is our goal to open a new cable manufacturing operation in Russia in the middle of fiscal year 2006. In addition, on October 11, 2005, we completed the purchase of the remaining three percent minority ownership interest in our Russian subsidiary from Chori Co., Ltd.,” said Owens.

“We begin FY 2006 with strong backlog due to increased demand for our seismic exploration products and due to the effect of a delayed borehole system shipment caused by Hurricane Rita. Our strong backlog includes a $7.6 million contract to supply a permanent subsea reservoir characterization system for another BP field in the North Sea. We expect to deliver this system in March or April of 2006. We also are awaiting the outcome of other tenders to deliver permanent and retrievable subsea systems in fiscal year 2006. We are hopeful that fiscal year 2006 will be a very good year for our seismic reservoir products,” said Owens.

“At the November 2005 Society of Exploration Geophysicists industry trade show in Houston, we introduced our new slimhole seismic data acquisition system, a new line of retrievable and permanent seismic borehole systems which expands our seismic reservoir product line. We delivered our first system in October 2005 and understand it has performed exceptionally well,” Owens continued.

“We continued the development of our non-seismic sensor and cable products and capabilities in fiscal 2005. We expect to invest further in these areas with the goal of broadening our customer base and production capabilities in fiscal 2006. It is our expectation that industry investment into deepwater production facilities in the coming years should provide us with good growth opportunities for this market,” continued Owens.

“Revenues for our thermal solutions business segment rose slightly in fiscal 2005 but its profitability dropped in part due to expenses associated with the relocation of our acquired printhead production assets and personnel to our new cleanroom in Houston. This purchase and relocation of the printhead production operation will help us achieve improvements in printhead quality, one of our major goals for this business segment. Fiscal 2006 will be a year of further development for our thermal solutions business.” continued Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

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OYO Geospace Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
Sales	$13,121	$15,915	$72,823	$63,538
Cost of sales	9,981	11,449	50,941	40,787

Gross profit	3,140	4,466	21,882	22,751
Operating expenses:
Selling, general and administrative expenses	2,837	3,101	13,515	12,086
Research and development expenses	1,188	1,143	4,960	4,794

Total operating expenses	4,025	4,244	18,475	16,880

Income (loss) from operations	(885)	222	3,407	5,871
Other income (expense):
Interest expense	(181)	(59)	(644)	(419)
Interest income	179	65	544	268
Foreign exchange gains (losses)	(38)	(8)	(3)	179
Other, net	10	106	59	33

Total other income (expense), net	(30)	104	(44)	61

Income (loss) before income taxes and minority interest	(915)	326	3,363	5,932
Income tax expense (benefit)	(362)	(187)	812	(47)

Income (loss) before minority interest	(553)	513	2,551	5,979
Minority interest	(12)	(3)	(44)	(26)

Net income (loss)	$(565)	$510	$2,507	$5,953

Basic earnings (loss) per share	$(0.10)	$0.09	$0.45	$1.07

Diluted earnings (loss) per share	$(0.10)	$0.09	$0.44	$1.05

Weighted average shares outstanding - Basic	5,626,115	5,587,666	5,606,858	5,573,611

Weighted average shares outstanding - Diluted	5,626,115	5,711,234	5,743,601	5,684,853